EXHIBIT 8

Founded in 1852
by Sidney Davy Miller

444 West Michigan Avenue
Kalamazoo, Michigan 49007
TEL: (269) 381-7030
FAX: (269) 382-0244
www.millercanfield.com

michigan: Ann Arbor
Detroit • Grand Rapids
Howell • Kalamazoo
Lansing • Monroe • Troy

New York, NY
Pensacola, FL
Washington, DC

CANADA: Windsor, ON
poland: Gdynia
Katowice • Warsaw

April 26, 2005

Capitol Bancorp Limited
200 Washington Square North, 4th Floor
Lansing, Michigan 48933

Re: Federal Income Tax Consequences of Exchange Offer

Ladies and Gentlemen:

      We have acted as special federal income tax counsel to Capitol Bancorp Limited, a Michigan corporation (“Capitol”) in connection with the Exchange Offer (the “Exchange Offer”) made by Capitol to the other shareholders of Napa Community Bank, a California banking corporation (“NCB”), contained in the Registration Statement (as defined herein).

      Capitol has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), a registration statement on Form S-4 (the “Registration Statement”), with respect to the common shares of Capitol to be issued to those holders of shares of common stock of NCB other than Capitol (which also is a holder of shares of common stock of NCB) in connection with the Exchange Offer. In addition, Capitol has prepared, and we have reviewed, a Prospectus which is contained in and made a part of the Registration Statement (the “Prospectus”). In rendering our opinion, we have relied upon the facts stated in the Prospectus, the representations provided to us by Capitol, as summarized below, and upon such other documents as we have deemed appropriate, including the information about Capitol and NCB referenced in the Prospectus.

      We have assumed and you have advised us that (i) all parties to the Exchange Offer, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Exchange Offer, (ii) all facts, information, statements and representations qualified by the knowledge and/or belief of Capitol will be complete and accurate as of the effective date of the Exchange Offer as though not so qualified, (iii) the Exchange Offer will be consummated pursuant to the terms and conditions set forth in the Exchange Offer without the waiver or modification of any such terms and conditions, (iv) the Exchange Offer will be authorized by and will be effected pursuant to and in

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

Capitol Bancorp Limited	-2-	April 26, 2005

compliance with applicable state law, (v) the transactions contemplated by the Exchange Offer comply with the legal requirements of applicable state and federal law, and (vi) the parties to the Exchange Offer have satisfied the legal requirements applicable to each party. We have also assumed that each NCB shareholder holds the shares of NCB common stock to be surrendered under the Exchange Offer as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

      Our opinion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Additionally, this opinion does not address the specific federal income tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws, including: (i) banks; (ii) tax-exempt organizations; (iii) insurance companies; (iv) dealers in securities or foreign currencies; (v) NCB shareholders, if any, who received their NCB common stock through the exercise of employee stock options or otherwise as compensation; (vi) NCB shareholders who are not U.S. persons; and (vii) NCB shareholders who hold NCB common stock as part of a hedge, straddle, or conversion transaction.

      Except for the opinions related to the federal income tax consequences stated herein, we have not reviewed nor do we render an opinion of the proposed form of the transaction contemplated by the Exchange Offer. Further, no rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.

      Our opinion is predicated on the accuracy of the following representations provided to us by Capitol:

      A. Capitol presently owns 433,500 shares of NCB common stock (“Capitol’s NCB shares”). Capitol acquired Capitol’s NCB shares pursuant to its receipt of a dividend distribution on April 15, 2005, from Capitol’s wholly-owned subsidiary corporation, First California Northern Bancorp (hereafter, the “First California Dividend”). Prior to the First California Dividend, Capitol’s NCB shares were held by First California Northern Bancorp as original issue stock of NCB in connection with the formation of NCB in March of 2002.

      B. Capitol did not surrender any of its First California Northern Bancorp stock or any other property in exchange for the First California Dividend. The First California Dividend was not distributed to Capitol in connection with a liquidation (whether for purposes of the Code or otherwise) of First California Northern Bancorp. First California Northern Bancorp will continue to be a wholly owned subsidiary corporation of Capitol

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

Capitol Bancorp Limited	-3-	April 26, 2005

at the time the Exchange Offer transactions are consummated, and immediately thereafter.

      C. First California Northern Bancorp has not been a shareholder of NCB since making the First California Dividend distribution to Capitol; will not become a shareholder of NCB prior to any of the transactions contemplated by the Exchange Offer; is not a party to any of the transactions contemplated by the Exchange Offer; and will not become a shareholder of NCB following consummation of the Exchange Offer transactions.

      D. The fair market value of the Capitol common stock to be received by the other NCB shareholders will be approximately equal to the fair market value of the NCB common stock surrendered under the Exchange Offer.

      E. Capitol has no plan or intention to liquidate NCB; to merge NCB into another corporation; to cause NCB to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; to sell or otherwise dispose of any of the NCB common stock acquired in the transaction; or to sell or otherwise dispose of any of Capitol’s NCB shares. Following the Exchange Offer transactions, Capitol will continue NCB’s historic business or will continue to have NCB use a significant portion of NCB’s historic business assets in a business.

      F. Capitol has no plan or intention to reacquire any of its common stock issued under the Exchange Offer.

      G. Capitol will pay its expenses, if any, incurred in connection with the Exchange Offer transactions, and Capitol will not pay any expenses of NCB or of the other NCB shareholders.

      H. Except for payments in lieu of fractional shares of Capitol, as described below, the only consideration that will be received by the other shareholders of NCB for their common stock of NCB is voting common stock of Capitol. Further, no liabilities of NCB, nor any liabilities of any NCB shareholder, will be assumed by Capitol, nor will any of the NCB stock acquired by Capitol pursuant to the Exchange Offer transactions be subject to any liabilities; and (except for payments in lieu of fractional shares of Capitol, as described below) no cash or other property has been or will be furnished directly or indirectly by Capitol in connection with any redemptions or purchases of NCB stock or distributions by NCB to NCB’s shareholders.

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

Capitol Bancorp Limited	-4-	April 26, 2005

      I. No dissenters’ rights will be available to any NCB shareholders in connection with or as a result of the transactions set forth in the Exchange Offer.

      J. No fractional shares of Capitol will be issued in connection with the Exchange Offer transactions. Any cash payment made by Capitol to the NCB shareholders in lieu of fractional shares of Capitol is solely for the purpose of avoiding the expense and inconvenience to Capitol of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid under the Exchange Offer to the other NCB shareholders instead of issuing fractional shares of Capital common stock will not exceed one percent of the total consideration that will be issued under the Exchange Offer to the NCB shareholders in exchange for their NCB common stock. The fractional share interests of each NCB shareholder will be aggregated and no NCB shareholder will receive cash in an amount greater to or greater than the value of one full share of Capitol common stock.

      K. Capitol is not an investment company as defined in Section 368(a)(2)(F)(iii) or (iv) of the Code.

      L. The Exchange Offer transactions will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified by any party to the Exchange Offer transactions, and Capitol has no plan or intention to waive or modify any such material condition.

      M. Pursuant to the Exchange Offer, Capitol may, in its sole discretion, elect to acquire an amount of NCB common stock from the other NCB shareholders which would result in Capitol owning less than eighty percent (80%) of the total issued and outstanding common stock of NCB following consummation of the Exchange Offer transactions.

      Our opinion is also predicated upon the following additional assumptions, and which Capitol has indicated to us are accurate to the best of its knowledge and belief:

      A. NCB has no plan or intention to issue additional shares of its stock that would result in Capitol losing “control” of NCB within the meaning of Section 368(c) of the Code.

      B. NCB and the shareholders of NCB will pay their respective expenses, if any, incurred in connection with the Exchange Offer transactions.

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

Capitol Bancorp Limited	-5-	April 26, 2005

      C. NCB has only one class of stock authorized, being voting common stock. At the time the Exchange Offer transactions are executed, NCB will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in NCB.

      D. NCB is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

      E. NCB will not pay any consideration to dissenting shareholders.

      F. On the effective date of the Exchange Offer, the fair market value of the assets of NCB will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

      G. None of the compensation received by any stockholder-employee of NCB will be separate consideration for, or allocable to, any of their shares of NCB stock; none of the shares of Capitol common stock received by any stockholder-employee of NCB will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee of NCB will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

      Based upon and subject to the foregoing, and subject to the qualifications, limitations, representations and assumptions contained in the portion of the Prospectus captioned “Material Federal Income Tax Consequences” and incorporated by reference in this opinion, we are of the opinion that:

      1. The exchange of Capitol common stock for the other NCB shareholders’ NCB common stock will qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, so long as Capitol acquires a sufficient number of shares of NCB common stock such that Capitol owns at least eighty percent (80%) of the total issued and outstanding shares of NCB common stock after the exchange (hereafter, “Code Section 368(c)control”);

      2. No gain or loss will be recognized by the shareholders of NCB who exchange their NCB common stock solely for Capitol common stock (except with respect to cash received instead of fractional shares of Capitol common stock), so long as Capitol has Code Section 368(c) control of NCB after the exchange;

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

Capitol Bancorp Limited	-6-	April 26, 2005

      3. The aggregate tax basis of the Capitol common stock received by NCB shareholders who exchange all of their NCB common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the NCB common stock surrendered in the exchange (reduced by any adjusted basis allocable to a fractional share of Capitol common stock for which cash is received), so long as Capitol has Code Section 368(c) control of NCB after the exchange;

      4. The holding period of the Capitol common stock received by a former shareholder of NCB will include the holding period of shares of NCB common stock surrendered in the exchange, so long as Capitol has Code Section 368(c) control of NCB after the exchange;

      5. So long as Capitol has Code Section 368(c) control of NCB after the exchange, then a holder of NCB common stock who receives a cash payment instead of a fractional share of Capitol common stock will recognize capital gain or loss to the extent such cash payment is treated pursuant to Section 302 of the Code as made in exchange for the fractional share. Such gain or loss will be equal to the difference between the cash amount received and the portion of the holder’s adjusted basis in shares of NCB common stock allocable to the fractional share, and such gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder’s holding period in the NCB common stock satisfies the long-term holding period requirement of the Code;

      6. If Capitol does not have Code Section 368(c) control of NCB after the exchange of Capitol common stock for the other NCB shareholders’ NCB common stock, then such exchange will not qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code;

      7. If Capitol does not have Code Section 368(c) control of NCB after the exchange of Capitol common stock for the other NCB shareholders’ NCB common stock, then gain or loss will be recognized by the shareholders of NCB who exchange their NCB common stock solely for Capitol common stock. Such gain or loss will be equal to the difference between the fair market value of the Capitol common stock received and the NCB shareholder’s adjusted basis in shares of NCB common stock transferred in the exchange, and such gain or loss will be long-term capital gain or loss for federal income tax purposes if the NCB shareholder’s holding period in the NCB common stock satisfies the long-term holding period requirement of the Code;

      8. If Capitol does not have Code Section 368(c) control of NCB after the exchange of Capitol common stock for the other NCB shareholders’ NCB common stock,

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

Capitol Bancorp Limited	-7-	April 26, 2005

then the aggregate tax basis of the Capitol common stock received by NCB shareholders who exchange all of their NCB common stock for Capitol common stock in the exchange will be equal to the fair market value of the Capitol common stock received in the exchange;

      9. If Capitol does not have Code Section 368(c) control of NCB after the exchange of Capitol common stock for the other NCB shareholders’ NCB common stock, then the holding period of the Capitol common stock received by a former shareholder of NCB will commence on the date such former shareholder of NCB receives the Capitol common stock in the exchange; and

      10. If Capitol does not have Code Section 368(c) control of NCB after the exchange of Capitol common stock for the other NCB shareholders’ NCB common stock, then a holder of NCB common stock who receives a cash payment instead of a fractional share of Capitol common stock will recognize capital gain or loss upon the sale of such fractional share. Such gain or loss will be equal to the difference between the cash amount received and the portion of the holder’s adjusted basis in shares of NCB common stock allocable to the fractional share, and such gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder’s holding period in the NCB common stock satisfies the long-term holding period requirement of the Code.

      No opinion is expressed on any matters other than those specifically stated. This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the inclusion of this opinion as an appendix to the Prospectus and to the use of our name in that portion of the Prospectus captioned “Material Federal Income Tax Consequences.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

MILLER, CANFIELD, PADDOCK and STONE, P.L.C.